1

EXECUTION VERSION

GUARANTEE

DATED     28 November        2018

GOLAR LNG PARTNERS LP

and

STANDARD CHARTERED BANK

CONTENTS

CLAUSE    PAGE

1.	DEFINITIONS AND INTERPRETATION 2

3.	GUARANTEE AND INDEMNITY 5

4.	PRESERVATION OF GUARANTEE 6

5.	REPRESENTATIONS AND WARRANTIES 8

6.	GENERAL UNDERTAKINGS 10

7.	EXPENSES AND INDEMNITY 10

8.	PAYMENTS 11

9.	SET-OFF 11

10.	EVIDENCE AND CALCULATIONS 11

11.	AMENDMENTS AND WAIVERS 12

12.	CHANGES TO THE PARTIES 12

13.	DISCLOSURE OF INFORMATION 12

14.	NOTICES 13

15.	PARTIAL INVALIDITY 13

16.	RIGHTS OF THIRD PARTIES 13

17.	COUNTERPARTS 14

18.	GOVERNING LAW AND JURISDICTION 14

SCHEDULE	15

CONTACT DETAILS	15

SIGNATURES	16

[Execution Version]

THIS GUARANTEE is made on 28 November    2018
BETWEEN:

(1)	Golar LNG Partners LP whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, (the "Guarantor"); and

(2)	Standard Chartered Bank (the "Bank") as lender under the Facility Letter (as defined below).
IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Guarantee:
"Account Bank" means Nordea Bank AB, London Branch.

"Authority" means any government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal with jurisdiction over the Bank or the Bank’s holding company, head office, subsidiaries, subsidiaries of the Bank’s holding company, Affiliates, representative and branch offices in any jurisdiction.

"Borrower" means Golar Hilli Corporation, a corporation incorporated in the Marshall Islands with entity registration number 68975 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960.

"Cash Equivalents" means:

(a)	deposits with first class international banks the maturity of which does not exceed 12 months;

(b)	bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(c)	any other instrument approved by the Bank.
"Control" and "Controlled" means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company; or

[Execution Version]

(iii)	give directions with respect to the operating and financial policies of the company with which the directors or other equivalent officers of the company are obliged to comply; or

(b)
the holding beneficially of more than 50% of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

"EBITDA" means, in respect of any period, the consolidated profit on ordinary activities of the Golar MLP Group before taxation for such period:

(a)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation charged which relates to such period;

(d)	adjusted to exclude any exceptional or extraordinary costs or income; and

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts.
"Facility Letter" means the uncommitted guarantee issuance facility letter dated 29 November 2016 between the Borrower and the Bank as amended on 13 December 2017 and as may be further amended and/or restated from time to time.
"Financial Indebtedness" means any indebtedness incurred for or in respect of:

(a)	monies borrowed;

(b)	any amount raised under any other transaction (however structured) having the commercial effect of a borrowing; and

(c)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) and (b) above.
"Free Liquid Assets" means cash or Cash Equivalents freely available for use by the Guarantor and/or any other member of the Golar MLP Group for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents) notwithstanding any security interest, right of set-off or agreement with any other party, where:

(a)
the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Bank) on which the same are listed or any dealing facility through which the same are generally traded; and

(b)
any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Account Bank as at any date of determination.

Execution Version

"GAAP" means generally accepted accounting principles in the United States of America.
"Golar MLP Group" means the Guarantor and its Subsidiaries.
"Guarantee Limit" means the amount of the Performance Guarantee at the relevant time (being US$300,000,000 on the date of this Guarantee), multiplied by the Guarantee Proportion.
"Guarantee Proportion" means at any time the percentage ownership that the Parent Company from time to time holds directly or indirectly in the Guarantor (which at the date of this Guarantee is 31%) multiplied by the percentage of common units in Golar Hilli LLC, the direct shareholder of the Borrower, that the Guarantor from time to time holds, directly or indirectly (which at the date of this Guarantee is 50%).
"Interest Payable" means, in respect of any period, the aggregate (calculated on a consolidated basis for the Golar MLP Group) of:

(a)
the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Golar MLP Group by way of Interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash payment) to the extent capitalised as principal during such period; and

(b)
net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements).

"Interest Receivable" means, in respect of any period, the amount of Interest accrued on cash balances of the Golar MLP Group (including the amount of interest accrued on the bank accounts of any member of the Golar MLP Group, to the extent that the account holder is entitled to receive such interest) during such period.
"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)
the time barring of claims under any applicable law, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim.

"Net Debt" means, on a consolidated basis, an amount equal to Total Indebtedness minus Free Liquid Assets and cash deposits restricted under the terms of such debt, as evidenced by the consolidated balance sheet for the Golar MLP Group from time to time.
"Parent Company" means Golar LNG Limited, a company incorporated in Bermuda with a company registration number 30506 and with its registered address at 2nd Floor, The S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM11, Bermuda.
"Parent Company Guarantee" means the guarantee dated 29 November 2016 guaranteeing the liabilities of the Borrower under the Facility Documents and given by the Parent Company in favour of the Bank (as may be amended and/or restated from time to time).

Execution Version

"Party" means a party to this Guarantee.

"Performance Guarantee" means the performance guarantee issued by the Bank dated 30 November 2016 in favour of Perenco Cameroon SA and Société Nationale des Hydrocarbures as beneficiaries at the request of the Borrower under the Facility Letter (as amended from time to time).

"Subsidiary" means in relation to a person, any other person:

(a)	which is Controlled, directly or indirectly, by the first named person;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first named person; or

(c)	which is a Subsidiary of another Subsidiary of the first named person.
"Tangible Net Worth" means, for the Golar MLP Group (on a consolidated basis), the total value of stockholder’s equity determined in accordance with GAAP as shown on the consolidated balance sheet contained in the most recent annual financial statements and quarterly financial statements of the Golar MLP Group.
"Total Indebtedness" means the aggregate debt and capital lease obligations (as such terms are defined in GAAP and presented in the consolidated balance sheet for the Golar MLP Group from time to time) as demonstrated by the annual financial statements and quarterly financial statements of the Golar MLP Group including negative mark-to-market valuations of any Treasury Transactions (after reducing those negative mark-to market valuations by netting them with any positive mark-to-market valuations of Treasury Transactions entered into with the same derivative counterparty) and any transactions which might have the effect of commercial borrowing under GAAP.
"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

1.2	Interpretation

(a)	Terms defined in the Facility Letter have the same meaning in this Guarantee unless expressly defined in this Guarantee.

(b)
The provisions of paragraph 2 of Schedule 3 (Definitions and Interpretation) of the Facility Letter apply to this Guarantee as though they were set out in full in this Guarantee except that references to the Facility Letter and Facility Document are to be construed as references to this Guarantee.

(c)
If the Bank considers that an amount paid to it under any Facility Document is capable of being avoided or set aside on the liquidation or otherwise, or administration of the payer, then that amount will not be considered to have been irrevocably paid for the purposes of this Guarantee.

2.	GUARANTEE AND INDEMNITY

(a)	The Guarantor irrevocably and unconditionally:

(i)	as principal obligor guarantees to the Bank punctual performance by the Borrower of all its obligations under the Facility Documents;

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(ii)
undertakes with the Bank that, whenever the Borrower does not pay any amount when due under or in connection with any Facility Document it must within two (2) days of demand by the Bank pay that amount as if it were the principal obligor in respect of that amount; and

(iii)
agrees to indemnify the Bank immediately on demand against any loss or liability suffered by the Bank if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the loss or liability under this indemnity will be equal to the amount the Bank would otherwise have been entitled to recover.

(b)
Notwithstanding anything to the contrary, the Bank agrees that prior to making any demand on the Guarantor under paragraph (a)(ii) above for an unpaid amount, the Bank shall make a demand on the Parent Company under the equivalent clause of the Parent Company Guarantee for that amount. If the Parent Company fails to pay the amount claimed by the Bank in full within two (2) days of the Bank’s demand, the Bank shall be entitled to make a demand on the Guarantor under paragraph (a)(ii) above for that amount or any of it that remains unpaid by the Parent Company.

(c)	For the avoidance of doubt the Guarantor’s liability is several (and not joint) and, subject to paragraphs (d) and (e) below, shall not exceed the Guarantee Limit.

(d)	The Guarantee Limit shall be determined at the date the claim by the Bank under the Guarantee is made and not at the date of payment by the Guarantor.

(e)
If, as a result of any change to the Guarantee Proportion or reduction in the amount of the Performance Guarantee, the Guarantee Limit is reduced, the Guarantor shall not be entitled to be in reimbursed for any payment(s) made by the Guarantor prior to the reduction becoming effective in the event the total of such payment(s) exceed the reduced Guarantee Limit.

3.	PRESERVATION OF GUARANTEE

3.1	Continuing guarantee

(a)
This Guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Facility Documents regardless of any intermediate payment or discharge or settlement of account in whole or in part.

(b)	The Bank may make multiple demands under this Guarantee.

3.2	Reinstatement
If any payment by the Borrower or any discharge given by the Bank (whether in respect of the Borrower's obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the Guarantor's liability will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Bank will be entitled to recover the value or amount of that security or payment from the Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

Execution Version

3.3	Waiver of defences
The Guarantor’s obligations and the Bank’s rights under this Guarantee will not be affected by an act or omission which would reduce, release or prejudice any of the Guarantor's obligations under this Guarantee (whether or not known to the Guarantor or the Bank). These include:

(a)	the existence of any claim of set-off or other rights which the Guarantor may have against the Borrower, the Bank or any other person or which the Borrower may have at any time against the Bank;

(b)	any time, waiver or consent granted to, or composition with, the Borrower or any other person;

(c)
the taking, amendment, compromise, exchange, renewal or release of, or failure to perfect, take up or enforce any rights against or security over assets of, the Borrower or any other person or any non-presentation or non-observance of any formality or other requirements in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental), increase in, waiver, release or replacement of any Facility Document or any other agreement, document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Facility Document, any other agreement, document or security;

(g)	any insolvency or reorganisation or similar proceedings of the Borrower;

(h)
any variation, renewal, increase, extension, compromise, discharge, dealing with, exchange or renewal of any right or remedy which the Bank may have now or after the date of this Guarantee against the Borrower or any other person; or

(i)	any change in the constitution (whether by amalgamation, merger, reconstruction or otherwise) or ownership of the Borrower or the Bank or any other person.

3.4	Immediate recourse
Subject to Clause 2(b), the Guarantor waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to:

(a)	proceed against any person;

(b)	enforce any other rights or security; or

(c)	claim payment from any person,
before claiming from the Guarantor under this Guarantee.

3.5	Appropriations

(a)	The Bank (or any trustee or agent on its behalf) may at any time without affecting the Guarantor's liability under this Guarantee:

Execution Version

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by the Bank (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in a suspense account any moneys received from the Guarantor or on account of the liability of the Guarantor under this Guarantee.

3.6	Non-competition
Unless:

(a)	all amounts which may be or become payable by the Borrower under or in connection with the Facility Documents have been irrevocably paid in full; or

(b)	the Bank otherwise requests,
the Guarantor will not, after a claim has been made under this Guarantee or by virtue of any payment or performance by it under this Guarantee:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Bank (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor's liability under this Guarantee;

(iii)	claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with the Bank (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower.
The Guarantor must hold in trust for and immediately pay or transfer to the Bank any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Bank under this Clause.

3.7	Additional security
This Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Bank.

4.	REPRESENTATIONS AND WARRANTIES
The Guarantor makes the following representations and warranties to the Bank which are deemed to be repeated at all times (having regard to the circumstances existing at the time of repetition) so long as any sums are actually or contingently owing under any Facility Document.

Execution Version

4.1	Status
It is a limited partnership, duly constituted and validly existing under the laws of its jurisdiction of formation and it has the power to own its assets and carry on its business as it is being conducted.

4.2	Binding obligations
Subject to applicable law and the Legal Reservations, the obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations.

4.3	Non-conflict
The entry into and performance of this Guarantee by it and the transactions contemplated by this Guarantee do not and will not conflict with:

(a)	any law or regulation or any official or judicial order applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

4.4	Powers and authority
It has the power and capacity to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Guarantee and the transactions contemplated by this Guarantee.

4.5	Validity and admissibility in evidence
All authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Guarantee; and

(b)	to make this Guarantee admissible in evidence in its jurisdiction of formation, have been obtained or effected and are in full force and effect.

4.6	Governing law and enforcement

(a)	English law as the governing law of this Guarantee will be recognised and enforced in the Guarantor's jurisdiction of formation.

(b)	Any judgment obtained in England in relation to this Guarantee will be recognised and enforced in its jurisdiction of formation.

4.7	No filing or stamp taxes
To the best of the Guarantor’s knowledge, under the law of its jurisdiction of formation it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other Authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee.

Execution Version

4.8	No default

(a)	To the best of the Guarantor’s knowledge, no Termination Event is outstanding or will result from the entry into, or the performance of any transaction contemplated by this Guarantee.

(b)
To the best of the Guarantor’s knowledge, no other event is outstanding which constitutes a default under any Facility Document or any other document which is binding on it or which its assets are subject which might have in the Bank's opinion a material adverse effect on the business, operations, financial condition or prospects or its ability to perform its obligations under this Guarantee.

4.9	Financial statements
Its audited consolidated financial statements most recently delivered to the Bank:

(a)	have been prepared in accordance with the relevant GAAP, consistently applied; and

(b)
fairly represents its consolidated financial condition and operations as at the date to which they were drawn up and there has been no material adverse change in its business, operations, assets or financial condition since the date to which those accounts were drawn up.

4.10	Litigation
Except as previously disclosed to the Bank in writing, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened which, if adversely determined, are in the Bank's opinion likely to have a material adverse effect on its business, operations, assets, financial condition or prospects or its ability to perform its obligations under this Guarantee.

4.11	Taxes
It has complied in all material respects with all Tax laws in all jurisdictions in which it is subject to Tax and no claims are being asserted against it with respect to Tax which are likely to have in the Bank's opinion a material adverse effect on its business, operations, assets, financial condition or prospects or ability to perform its obligations under this Guarantee.

4.12	Immunity

(a)
Its entry into this Guarantee, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, commercial acts not connected in any way with any government or state function, requirement, service or transaction performed for commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of formation in relation to this Guarantee.

Execution Version

5.	GENERAL UNDERTAKINGS

5.1	Pari Passu Ranking
The Guarantor undertakes:

(a)
that its obligations and liabilities under this Guarantee will at all times rank (except in respect of statutory preferential debts) at least pari passu with all its present and future unsecured indebtedness; and

(b)	not to take or receive any security in respect of the Guarantor’s liability under this Guarantee.

5.2	Financial Covenants
The Guarantor hereby covenants and undertakes throughout this Guarantee that:

(a)	its Tangible Net Worth shall be equal to or greater than US$124,000,000;

(b)	its Free Liquid Assets shall total at least US$30,000,000; and

(c)	on any financial quarter end date, the ratio of Net Debt to EBITDA of the Golar MLP Group for the previous 12 months, on a trailing four quarter basis, shall be no greater than 6.50:1.

5.3	Financial statements and other information
The Guarantor must ensure that the Bank receives:

(a)	its audited consolidated financial statements for each of its financial years as soon as they become available;

(b)	information necessary to enable the Bank to comply with "know your customer" or similar identification procedures as the Bank may request from time to time;

(c)	details of any litigation, arbitration or other proceedings pending or threatened; and

(d)	any further information as the Bank may reasonably request from time to time in writing regarding the Guarantor.

5.4	Changes to the Guarantee Proportion
The Guarantor shall promptly at the Bank’s request confirm to the Guarantee Proportion applicable at such time.

6.	EXPENSES AND INDEMNITY
The Guarantor must:

(a)
immediately on demand by the Bank, pay all costs and expenses (including legal fees and any applicable Tax) incurred in connection with this Guarantee by the Bank or any attorney, manager, agent or other person appointed by the Bank under this Guarantee including any arising from any actual or alleged breach by any person of any law or regulation; and

Execution Version

(b)	keep each of the persons referred to in paragraph (a) above indemnified against any failure or delay in paying those costs or expenses.

7.	PAYMENTS

7.1	Tax gross-up

(a)	The Guarantor must make all payments under this Guarantee without any set-off or counterclaim and free from any deduction or withholding for or on account of any Tax.

(b)	If the Guarantor is required by law to make any such deduction or withholding, it must:

(i)	pay to the Bank any additional amount as may be necessary to ensure that the Bank receives the full amount of the relevant payment as if that deduction or withholding had not been made; and

(ii)	supply promptly to the Bank evidence satisfactory to the Bank that it has accounted to the relevant Authority for the withholding or deduction.

7.2	Default Interest

(a)
If the Guarantor fails to pay any amount payable by it under this Guarantee on its due date, interest ("Default Interest") will accrue daily on the entire overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Rate and will be immediately payable on demand by the Bank.

(b)	Default Interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount on any basis that the Bank may select.

8.	SET-OFF
The Bank may set-off any obligation due from the Guarantor under this Guarantee against any obligation owed by the Bank or the Bank's Affiliates to the Guarantor or the Guarantor's Affiliates regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the purposes of this Clause, "obligation" includes any obligation whether matured or unmatured, actual or contingent, present or future. If the amount of any such obligation is unascertained, the Bank may estimate the amount for the purposes of the set-off.

9.	EVIDENCE AND CALCULATIONS

9.1	Accounts
Accounts maintained by the Bank in connection with any Facility Document are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

Execution Version

9.2	Certificates and determinations
Any Bank certification or determination of a rate or amount under this Guarantee will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

9.3	Calculations
Any interest or fee accruing under this Guarantee accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Bank determines is market practice.

10.	AMENDMENTS AND WAIVERS

10.1	Procedure
No term of this Guarantee may be waived or amended except in writing by the Parties.

10.2	Waivers and remedies cumulative
The Bank’s failure to exercise, or delay in exercising, any right or remedy under this Guarantee or any other Facility Document will not operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

11.	CHANGES TO THE PARTIES

11.1	Assignments and transfers by the Guarantor
The Guarantor is not entitled to assign or transfer any of its rights and obligations under this Guarantee without the Bank’s prior consent.

11.2	Assignments and transfers by the Bank
The Bank may, as permitted under clause 14 of the Facility Letter, assign or transfer any of its rights and obligations under this Guarantee to any other person or change its lending office without the consent of the Guarantor or any other person provided that the Bank gives the Guarantor ten days’ prior notice of such assignment or transfer.

12.	DISCLOSURE OF INFORMATION
The Bank may from time to time disclose information and details relating to the Guarantor (including, but not limited to, its accounts), this Guarantee and the Facility to:

(a)
the Bank’s holding company, head office, subsidiaries, subsidiaries of the Bank’s holding company, Affiliates, representative and branch offices in any jurisdiction (together with the Bank, the "Permitted Parties");

(b)	service providers or professional advisors of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)
any actual or potential participant, sub-participant, assignee or transferee of the Bank’s rights or obligations under the Facility, this Guarantee or any transaction between the Bank and Guarantor (or any agent or adviser of any of the foregoing) who are under a confidentiality undertaking to the Bank;

Execution Version

(d)	any rating agency, insurer or insurance broker, or direct or indirect provider of credit protection;

(e)	as required by law or regulation or any government, quasi-government, taxation, administrative, regulatory or supervisory body or authority, court or tribunal; or

(f)	any other person involved in any funding, operational arrangement or other transaction under this Guarantee or under which payments may be made by reference to this Guarantee.

13.	NOTICES

13.1	In writing
Any communication made in connection with this Guarantee, including any demand made under this Guarantee, must be in English and in writing and may be made by fax, letter or email.

13.2	Contact details
The address and fax number of each Party for any notice, communication or document to be made or delivered under or in connection with this Guarantee will be as stated in Schedule 1 (Contact details) to this Guarantee or as otherwise notified to the other Party by not less than five (5) Business Days’ notice.

13.3	Effectiveness

(a)	Any communication, notice or documents made or delivered to the Guarantor in connection with this Guarantee will only be effective:

(i)	if by way of fax, at the time shown on the transmission report as being successfully sent;

(ii)	if delivered personally, at the time of delivery;

(iii)	if sent by post, three (3) Business Days after posting;

(iv)	if sent by email, at the time sent by the Bank, and
if a particular department or officer is specified as part of its address details provided under this Guarantee, if addressed to that department or officer.

(b)	Any communication or document given to the Bank will be effective only when actually received by the Bank.

(c)
A communication given under paragraph (a) above but received on a non Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

14.	PARTIAL INVALIDITY
If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

Execution Version

15.	RIGHTS OF THIRD PARTIES
Unless stated otherwise in this Guarantee:

(a)	a person not a Party has no right to enjoy or enforce any benefit under it; and

(b)	the consent of any person not a Party is not required to amend this Guarantee.

16.	COUNTERPARTS
This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

17.	GOVERNING LAW AND JURISDICTION

(a)
This Guarantee and all non-contractual obligations arising in any way out of or in connection with this Guarantee are governed by English law and the Guarantor irrevocably submits to the non-exclusive jurisdiction of the English courts.

(b)
The Guarantor irrevocably appoints Golar Management Ltd. of 6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, United Kingdom as its agent under this Guarantee for service of process in any proceedings before the English courts in connection with this Guarantee. If any person appointed as process agent is unable to act as process agent for that purpose, a new process agent must be appointed immediately and the Guarantor must notify the Bank of the new process agent’s name and address. The Bank may appoint a new process agent if the Guarantor fails to comply and the Bank will notify the Guarantor of the name and address of the new process agent.

This Guarantee has been entered into as a deed on the date stated at the beginning of this Guarantee.

Execution Version

SCHEDULE
CONTACT DETAILS

1.	STANDARD CHARTERED BANK

Address:	1 Basinghall Avenue, London EC2V 5DD
Fax:
Relevant contact (officer/department):	Mr. Tom Barneby

2.	THE GUARANTOR

Address:	c/o Golar Management Ltd 6th Floor, The Zig Zag 70 Victoria Street, London SW1E 6SQ, United Kingdom
Fax:	+44 (0)207 063 7901
Relevant contact (officer/department):	Mr. Brian Tienzo

Execution Version

SIGNATURES
THE GUARANTOR

Executed and delivered as a deed by _Pernille Noraas_______, a duly authorised attorney-in-fact for and on behalf of Golar LNG Partners LP
)
)
)
) /s/ Pernille Noraas

In the presence of:

 /s/ Elizabeth Lord
...............................................................
Name: Elizabeth Lord
Title: Legal Counsel
Address: 6th Floor, the Zig Zag, 70 Victoria Street, London, SW1E 6SQ
Date: 28 November 2018

THE BANK

Signed for and on behalf of Standard Chartered Bank	) ) ) /s/ Karin Flinspach
Authorised Signatory
Karin Flinspach
Head, TB Europe

Execution Version